Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of FreeCast Inc. on Form S-1 to be filed on or about May 13, 2015 of our report dated April 22, 2015, on our audits of the financial statements as of June 30, 2014 and 2013 and for each of the years in the two-year period ended June 30, 2014. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern. We also consent to the reference to our firm under the caption "Experts" in this Registration Statement on Form S-1.

/s/ EisnerAmper LLP

New York, New York

May 13, 2015